Exhibit 99.1

          Worthington to Form European Steel Processing Joint Venture

                      Company Partners With Magnetto Group

     COLUMBUS, Ohio--(BUSINESS WIRE)--Aug. 20, 2007--Worthington Industries, Inc. (NYSE:WOR) announced today that its Worthington Steel Company has signed an agreement to form a joint venture with The Magnetto Group to operate a steel processing facility in Kosice, Slovakia. The transaction is expected to close in September with operations beginning shortly thereafter. Class 1 steel processing services such as slitting, blanking and cutting-to-length will be performed for customers throughout central Europe.

     "This joint venture aligns with our stated goal of growing our steel processing business beyond its current geographic boundaries. This will be our first European steel processing operation, and we are fortunate to be partnering with the highly regarded Magnetto Group. Worthington has a long history of successful joint venture partnerships," said John P. McConnell, Chairman and CEO of Worthington Industries.

     Worthington Steel, a Worthington Industries company, is one of America's largest independent steel processors of flat-rolled steel. Operating 12 facilities across the United States, the company offers the widest range of services in the industry, including acrylic coating, cleaning, cold-rolling, configured blanking, cutting-to-length, dry lubricating, edging, galvannealing, hot-dipped galvanizing, hydrogen annealing, pickling, slitting, stainless steel, temper rolling and tension leveling.

     Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 64 facilities in 10 countries.

     The Magnetto Group is a leading European manufacturer with sales of 1.5 billion Euros. The Turin, Italy, based company is a leader in the distribution of flat-rolled steel products and steel services, wheel production, automotive stampings and assembly. The company recently entered the construction industry with the design, fabrication and assembly of bodywork components for construction equipment, industrial vehicles, trucks and buses. Founded in 1948, Magnetto has more than 30 production sites in three continents and more than 7,000 employees.

     Safe Harbor Statement

     The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


     CONTACT: Worthington Industries, Inc.
              Media:
              Cathy M. Lyttle, 614-438-3077
              VP, Corporate Communications
              E-mail: cmlyttle@WorthingtonIndustries.com
              or
              Investor:
              Allison M. Sanders, 614-840-3133
              Director, Investor Relations
              E-mail: asanders@WorthingtonIndustries.com
              or
              www.WorthingtonIndustries.com